Exhibit 99.2

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Coinstar, Inc. issued a press release today, July 26, 2012, announcing financial results for the 2012 second quarter and six months ended June 30, 2012. These prepared remarks provide additional information related to the company’s 2012 second quarter operating and financial performance and 2012 third quarter and full year guidance.

Coinstar management will host a conference call today at 2 p.m. PDT to answer questions related to the company’s business performance, financial results and guidance.

The press release, the prepared remarks and the webcast of the call are available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2012 third quarter and 2012 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of these prepared remarks. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR Asset Acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Additional information and reconciliations of the non-GAAP financial measures are included in Appendix A.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Driving Profitable Growth, Generating Free Cash Flow, Investing in our Future

Our top-line performance in Q2 reflects solid 26% revenue growth in our Redbox business, despite the seasonal impact of lower demand and an uneven release schedule in the quarter, and 4% growth for our Coin business. Our strong performance at the bottom line underscores our continued focus on profitable growth, improved processes and increased operating leverage. On June 22, we finalized our acquisition of certain assets of NCR Corporation’s self-service entertainment DVD kiosk business and we made significant progress in the quarter on other key 2012 initiatives. Our expansion in Canada continued to move forward with additional kiosk installations for the Coin business and the initial launch of Redbox installations completed during the quarter. We launched our new Rubi™ coffee kiosk and continued to invest in concepts under development in our New Ventures segment.

The Redbox Verizon Joint Venture recently announced that Redbox Instant™ by Verizon has been selected as the brand name and the website is now active at www.redboxinstant.com. Redbox Instant by Verizon also announced that Shawn Strickland, a former Verizon Regional Operations leader, has been appointed CEO of Redbox Instant by Verizon and that Coinstar’s CFO J. Scott Di Valerio and President and COO Gregg Kaplan are serving on the board of directors. Redbox Instant by Verizon recently began alpha testing on an internal basis and is on track to launch its streaming product later this year.

In discussing financial results, the comparisons we make will be Q2 of 2012 versus Q2 of 2011, unless we state otherwise.

Coinstar, Inc.’s results for Q2 included:

•	22% growth in consolidated revenue to $532.2 million

•	20% growth in operating income to $69.8 million

•	22% growth in core adjusted EBITDA from continuing operations to $121.3 million

•	13% growth in diluted earnings per share from continuing operations to $1.11

•	26% growth in core diluted EPS from continuing operations to $1.25

The results were driven by several factors including:

•	Solid growth in Redbox, taking into account historical seasonality and an uneven release schedule, which resulted in lower demand;

•

Six workaround titles, or double the number of workaround titles in the first quarter, which we were able to purchase in the desired quantities to meet consumer demand and drive strong revenue and product margins;

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

•	Overall management of our expenses reflective of revenue performance during the quarter including:

•	Lower G&A expenses due to timing of hiring and professional fees;

•	Continued leverage of our field service teams, including their workaround-related activities;

•	Lower than expected marketing spend due to a reduction in certain studio marketing expenses; and

•	Solid performance at our Coin line of business.

At the same time, the bottom line was pressured by higher share-based payments expense due to the stock price at the end of the quarter, including $0.94 million attributed to studio share based payments expense.

Total capital expenditures (CAPEX), on a cash paid basis, were $39 million and included the following components:

•	For Redbox, CAPEX of approximately $25 million, including:

•	New

•	$22 million for approximately 1,700 net new Redbox kiosks

•	$1 million for software

•	Maintenance $2 million

•	For Coin, CAPEX of approximately $6 million, including:

•	New

•	$2 million for the installation of approximately 38 net new kiosks, including 125 new kiosks in Canada

•	$2 million for kiosk upgrades, including wireless

•	Maintenance / Other

•	$1 million for maintenance

•	$1 million for software development

•	For Shared Services, CAPEX of approximately $8 million, including:

•	Corporate / Other

•	$1 million for New Ventures software development ;

•	$5 million for investments in our data centers, ERP system and corporate infrastructure; and

•	$2 million for facilities

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

In Q2, Coinstar generated $100.6 million in free cash flow from continuing operations (FCF), reflecting slightly lower CAPEX than expected due to timing of some installations and several corporate infrastructure projects that will be expensed rather than capitalized. Cash utilized as purchase price for acquisitions is not included in the calculation of free cash flow; therefore the $100 million paid in cash for the assets acquired from NCR had no impact on free cash flow in the quarter.

Other consolidated metrics for Q2 include:

•	Total interest expense of $4.2 million, including $0.9 million of non-cash interest expense;

•

An effective tax rate for continuing operations of 40.2%, with the year over year increase due primarily to the absence of federal research and general business tax credits and an increase in discrete items.

Our balance sheet continues to be strong with over $320 million of cash and cash equivalents, including $84 million for settling our accrued payable to our retailer partners in relation to our Coin kiosks. We purchased the NCR assets with available cash so there was no increase in our debt levels.

During Q2 we identified a $17.1 million adjustment attributable to an immaterial error in the calculation of a worthless stock deduction related to the 2009 sale of our Entertainment service business. As a result, deferred income tax assets and retained earnings for March 31, 2012, and December 31, 2011, reflect a decrease of $17.1 million. Retained earnings were $279.3 million at the end of the quarter. There was no impact on our current year income statement as a result of this adjustment.

Coinstar common stock traded above $52.38, 130% of the conversion price of $40.29, for at least 20 trading days during the 30 consecutive days prior to the end of Q2, and as a result our Convertible Note will be convertible in Q3. If noteholders elect to convert, we will be required to pay them the full face value of the Note in cash and deliver shares to cover any excess conversion value. Given that the Notes are convertible, they are classified as a current liability on our balance sheet. During Q2 we received conversion requests from a few noteholders and these Notes settle in Q3.

Redbox

As mentioned above, we completed the acquisition of certain assets of NCR’s self-service entertainment DVD line of business on June 22, 2012. The acquisition allows us to quickly increase our footprint in the U.S. with several strong retail partners, where we expect Redbox kiosks will generate returns consistent with our existing locations.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

The assets we acquired include approximately 6,200 active DVD kiosks that will be temporarily operated under the Blockbuster Express brand (“blue kiosks”) until the kiosks are deinstalled or replaced by Redbox kiosks. The Blockbuster Express brand is licensed to NCR by the BB 2009 Trust and has been sublicensed to Redbox by NCR for a period of 12 months in connection with the Asset Purchase. Neither NCR nor Redbox are affiliated with Blockbuster L.L.C.

The asset purchase included certain DVD inventory as well as certain retailer agreements, including Publix and Safeway. We also acquired approximately 4,700 kiosks that were not active at the time of the deal closing. We are exploring ways to monetize the blue kiosks, including international market partnerships or outright sales to international third parties.

The purchase price was $100 million in cash. The following is the summary of the preliminary allocation of purchase price to assets acquired and liabilities assumed:

ACQUIRED ASSETS AND ASSUMED LIABILITIES	FAIR VALUE ESTIMATE
Kiosks	$8.9 million
Content library (DVDs)	$4.3 million
Intangible assets	$47.0 million
Goodwill	$42.1 million
Deferred tax asset	$1.5 million
Others	$0.5 million
Less accrued liabilities	$(4.3) million

Total purchase price	$100.0 million

•	The kiosks were valued at approximately $8.9 million and will be amortized over the 10 months we plan to keep them in service and will be amortized down to their estimated salvage value;

•	The DVD content was valued at $4.3 million and will be amortized over 10 months;

•	Intangible assets of $47 million including

•	Retailer relations valued at approximately $40.0 million to be amortized over the estimated useful life of approximately 10 years;

•	Other intangible assets, primarily intellectual property, valued at approximately $7.0 million to be amortized over their estimated useful life of approximately 8 years;

•	Goodwill will be maintained on our balance sheet at an initial value of approximately $42.1 million, which will be periodically evaluated for impairment;

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

•	We also assumed $4.3 million in accrued liabilities and deferred tax assets valued at $1.5 million mainly associated with site restoration obligations;

•	Other assets valued at approximately $0.5 million.

We plan to swap out between 2,500 and 2,900 kiosks by the end of the year, with between 1,800 and 2,000 swaps planned for Q3. We also plan to remove between 900 and 1,000 kiosks by the end of the year that will not be replaced.

There is a period prior to the deinstallation of a blue kiosk in which the kiosk is in return only mode to ensure that customers have an opportunity to return the discs prior to the kiosk’s removal. A blue kiosk will not generate any new rental revenue during that period.

Based on the licensing agreement, there are limitations on how and what we can communicate to blue customers prior to a removal or replacement. We are authorized to use NCR customer information and have been reaching out via email to customers impacted by a blue kiosk swap or removal as they occur.

We plan to merchandise the blue kiosks similar to the model in effect when we acquired them and expect their performance to be similar to their historical results and substantially below that of a Redbox kiosk. In addition, we expect some impact due to the uncertainty around removal. Operating costs for a blue kiosk are higher than those of a Redbox kiosk on both an absolute and variable basis, which results in lower margins for these kiosks while they are in service. We expect the Redbox replacement kiosk economics to be similar to the economics of the average new Redbox kiosk.

We anticipate approximately $4.7 million in cash expenses in the second half of 2012 related to deinstalling the blue kiosks, including kiosk removal and shipping, and service cancellations. We consider these “core” expenses because they are part of operating this new component of the Redbox business and are similar to the costs incurred when we deinstall a Redbox kiosk.

Redbox segment results include the following operating results for the blue kiosks from the closing of the agreement on June 22 through June 30: Revenue of $1.9 million, reflecting approximately 800,000 rentals, and operating income of approximately $0.6 million.

During Q2, we paid $2.0 million in non-core advisory fees related to investment banking and legal services associated with the NCR asset acquisition.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

In Q2, Redbox revenue increased nearly 26% year over year to $458 million, reflecting:

•	Total rentals of nearly 180 million, up 7.4%; overall rental growth includes the 5% to 8% decline in demand we have seen in the 9 months since the price increase;

•	Net revenue per rental of $2.54, a 16.5% increase, which was lower than the price increase percentage due to an increase in single night rentals for DVDs, as well as product mix;

•	The addition of 1,700 net new Redbox kiosks; and

•	Same store sales growth of 16.5%.

There were several factors impacting revenue including seasonality. We have commented that April and May rental volumes are typically lower relative to Q1, which benefits from strong delay product that flows into January from December and that was the case again this year. Additionally, the release schedule was choppy, including several weeks with only 1 or 2 new titles. Demand began to rebound going into June due to improving titles and higher seasonality at the beginning of summer.

In Q2, Blu-ray content performed very well and generated 9.5% of Redbox revenue, an all-time high. The increase in Blu-ray was due to a number of factors including movies being released in the quarter that better lend themselves to Blu-ray rental, including Mission Impossible: Ghost Protocol, which is the first movie to gross over 1 million Blu-ray rentals. We expect Blu-ray to represent between 9% and 10% of Redbox revenue for the full year.

Video games represented approximately 3.7% of Redbox revenue. There were only 11 new releases in the quarter, down from 15 in Q1.

We continued to procure Warner content through alternative means during Q2 and are again pleased with the strong results. We were able to purchase the desired number of copies and provide content to our customers more quickly than under our previous 28-day delay agreement. As we have previously discussed, we typically purchase fewer copies than under a direct deal and pay a higher price per disc when we are buying through alternative channels. However, due to the lower number of discs purchased and the fact that consumers can rent them earlier, we generate significantly more rentals per disc, which leads to higher profitability margins than under delay deals.

During Q2 we decided not to accept a delay on Disney’s John Carter, and acquired it through workaround. We have historically worked with Disney on a title by title basis, without a long-term deal. We will continue to evaluate each title on an individual basis, but expect additional titles being procured in workaround. John Carter has performed better than our expectations.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Redbox Q2 operating results include segment operating income of $96.7 million and operating margin of 21.1%, driven by improved gross margin, reduced marketing spend, ongoing field operation improvements and cost savings related to hiring and projects that have been moved to subsequent quarters. Gross margin increased approximately 2.3 percentage points sequentially to 59.2%, primarily due to purchasing enhancements and strong productivity on workaround product.

Interchange fees were at the maximum rate as anticipated; however, with the change to single billing in Q1, we experienced card processing costs generally within historical ranges as a percentage of revenue.

Q2 was another solid quarter for market share gains. Our share of physical units rented in the U.S. was 42.5%, up 8 percentage points over last year, extending our lead over the online/by mail competitor to 15.5 percentage points. We gained 1.9 percentage points sequentially, including an adjustment to the data by the third-party provider that increased our Q1 unit share 2 percentage points to 40.7% over what had been previously reported.

Redbox market share gains reflect our strong connection with consumers and the value and convenience we offer. Our kiosk footprint generates more than 1 billion impressions monthly, bringing movies and games to millions of consumers nationwide. As we replace the blue kiosks and fill in our footprint in the U.S. and expand our network in Canada, we expect to continue to gain meaningful market share.

We seek to drive consumer engagement and enhance the retail experience by leveraging our assets including the physical kiosks, our website, our email list, a suite of mobile apps, Facebook, and Twitter.

E-mail is one of the most powerful communication and marketing channels for Redbox. We added more than 3.5 million email addresses to our database in Q2 to end the quarter with over 43 million. We continue to make progress in developing and implementing email segmentation programs that allow us to personalize our communications with targeted offers and messages.

Approximately 240,000 people joined the Redbox Text Club in Q2, an important and growing real-time communication touch point, increasing our SMS database to more than 3.5 million mobile numbers. And nearly 1.5 million people downloaded the Redbox app in Q2, which is now installed on more than 15 million iPhone, Android and Kindle Fire devices.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Our marketing programs and promotions are designed to leverage these assets and their respective channels to drive increases in rental frequency and basket size.

Finally, during Q2 Redbox installed its first kiosks in Canada with the installation of approximately 60 kiosks in two markets – Vancouver and Toronto. We continue to make progress signing up new retailers and building out our Canadian operations, although the sales cycle has taken longer than expected. Based on our installations at the end of the quarter, we are now expecting between 700 and 900 kiosks in 2012 and expect to gain additional momentum in 2013. We recently signed agreements with Loblaw’s, Canada’s largest grocer, and also with Shopper’s Drug Mart, Canada’s largest pharmacy chain. We are currently expanding with Walmart Canada and plan to rollout Safeway Canada in Q3.

Coin

In Q2, Coin revenue increased 3.9% year over year to $73.9 million. The primary factors were new Safeway installations in Canada, growth in larger than average coin-to-voucher transactions, and more coin-to-prepaid products transactions, which average higher dollar amounts per transaction than coin to voucher. As a result, transactions were up 3.2% to over 19.8 million and the average transaction size was also up $0.30 to $38.70, resulting in same store sales growth of 0.2%.

Although revenue increased year over year, the U.K. has been a challenging market and we experienced negative same store sales in the U.K. for the quarter. We believe that the U.K. economic conditions, combined with a prolonged period of low consumer confidence, are negatively impacting consumer retail spending, which in turn has had a negative impact on Coin transactions. We are focused on this challenge and working with our retail partners on ways to combat this trend. Foreign currency exchange rates also negatively impacted the Coin business in the U.K. this quarter.

Overall the total number of Coin kiosks did not change appreciably from the first quarter, coming in again at approximately 20,200 at the end of the quarter. We continued to focus on optimizing our kiosk network removing under-performing machines at about the same rate that we installed kiosks in new locations in the quarter.

Coin segment operating income was $25.7 million, down 4.0% compared with 2011. Direct operating expenses increased primarily due to higher revenue share and coin processing expense driven by increased revenues, and higher kiosk telecommunication expenses as the Coin line of business continued to invest in real time connectivity across the network. In comparison, direct operating expenses in Q2 2011 benefited from a credit for previously-processed mutilated coin. Additionally, corporate

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio allocations to the Coin line of business increased in 2012 versus 2011 to support expansion in our ERP systems among other corporate-wide programs. As a result, segment operating margin was down 2.9 percentage points to 34.8%, which was a sequential increase of 5.0 percentage points and in line with our expectations for the rest of the year.

Our initial PayPal locations continue to perform well and activity hit a new high in June. We are working with PayPal to finalize our roll out plans and look forward to bringing this exciting new product to our U.S. based kiosk network. During Q2 we launched two new coin-to-prepaid products with Marriott and Dell. Initial consumer response has been very strong with transaction sizes that are 92% higher than our coin-to-prepaid product average. While we are still early in our roll out of these two products we are very pleased with the results we have seen so far.

New Ventures

Our New Ventures segment generated $0.4 million in revenue and reported a segment operating loss of $6.2 million.

We increased our investment in R&D to support the design and development of new kiosks for market testing primarily in our Rubi™ (self-service coffee), Orango™ (refurbished electronics, formerly Gizmo) and Star Studio (photo self-service) concepts. We also continued to invest in headcount as we build out the teams that will drive these businesses.

In early June, we launched Rubi and announced an exclusive agreement with Seattle’s Best Coffee, part of Starbucks Corporation, to roll out new kiosks featuring Seattle’s Best Coffee® beverages. We currently have 52 kiosks installed in grocers, including select Harris Teeter and Safeway locations in the northeast and on the west coast. We will initially expand in these regions at grocery, drug and mass merchant locations and plan to roll out approximately 500 kiosks by the end of the year. We plan to discuss the economics of the business after we have completed the initial rollout.

We continue to consider the roll out of a second concept late this year and plan to have up to 650 New Ventures kiosks, including Rubi, in the market by the end of the year, which represents a tenfold increase in kiosk counts for our New Ventures segment.

We have equity investments in two businesses, ecoATM and SoloHealth, and we are expecting similar growth in kiosks from these companies. We record our share of their pretax income or loss in our income statement and include this in our non-core results.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

In Q2 we also continued to invest in Redbox Instant by Verizon, which, in addition to building out the management team, is making progress on its technological platforms and marketing plans as it approaches the launch later this year. Our share of the losses relating to these activities was $4.0 million in Q2, which is included in our loss from equity method investments. We include these investments in our non-core activities.

2012 Guidance

There are a number of factors influencing our outlook for Q3 and the 2012 full year.

In considering guidance, we evaluate the upcoming new release content, with the strength of titles and the release schedule continuing to be key factors impacting our revenue performance.

The release schedule in Q3 has 23% or 8 fewer releases and $244 million in lower box office than Q3 2011. This equates to 27 titles with a box office greater than or equal to $5 million, including 2 workaround titles. The schedule lineup has an estimated total box office of $1.6 billion. The Q3 breakdown for Redbox kiosks is:

•	10 in July with box office of approximately $412 million; however, there are two weeks in July without any new releases;

•	9 in August with box office of approximately $710 million, including The Hunger Games, which surpassed $400 million in box office; and

•	8 in September with box office of approximately $456 million.

This schedule includes 3 titles with box offices over $100 million, two of which are over $200 million each: The Hunger Games and The Lorax. We have experienced movies that have been blockbusters in theatrical release and have not translated that into success as rentals due to the number of people that have already seen the movie in the theater or will purchase the DVD for their home library.

As we moved into Q3, more than half of the box office for July was in the kiosks the first week, leveraging the July 4 holiday. The next 3 weeks had fewer and lower box office titles, a trend that will continue through the first week of August, until after the Summer Olympics as studios avoid big releases during this time. We expect The Hunger Games to be in the kiosks in mid-August, with a slate of 6 titles planned over the balance of the month. The first week of September, after the Labor Day holiday, is stronger with the release of The Lorax, but for the remainder of the month the number of titles and overall box office drops. We typically also experience seasonality as the new school year begins, and movies compete with the new TV schedule and the start of football season.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

While we have more visibility on the fourth quarter, the new release schedule is not final. Some theatrical releases have not been scheduled for DVD release, there are still a number of movies yet to be released in theaters, and studios may adjust the timing of new releases based on their performance.

An additional factor behind revenue projections for Q3 is video game rentals. There are just 5 new video games scheduled for release in the quarter, down from 11 in Q2: there is one in July, 1 toward the end of August, and 3 in September. Video games are expected to represent approximately 1% to 2% of product mix and account for approximately 3% of Redbox revenue in Q3. We continue to recognize video games as an important product in our portfolio and consider it incremental to the core movie business.

In terms of interchange fees, we have included the maximum rate, which we are currently paying, in our guidance for both Q3 and the remainder of the year. As our results have demonstrated, single billing along with the price increase have, for the most part, mitigated the impact of the interchange rates, which are now near historical levels as a percentage of revenue.

Depreciation was $35.3 million for Redbox in Q2. We have consistently said that we expect this to continue to grow as we install new kiosks and capitalize software and infrastructure projects. The growth will be amplified as we accelerate depreciation of the kiosks we acquired from NCR and replace them with Redbox kiosks.

Our guidance for the 2012 third quarter and full year reflects the NCR kiosk acquisition, including certain cash costs related to deinstalling the blue kiosks primarily including kiosk removal and shipping occurring, in the amount of approximately $4.7 million that will impact core results in the second half of 2012, with between 40% and 45% occurring in Q3.

This quarter, in discussing revenue guidance, we are breaking out the expected impact of the NCR acquisition; we plan to do the same when we provide guidance next quarter, although this will not be a reoccurring disclosure for 2013. While we are not providing earnings guidance for 2013, we continue to believe that the NCR acquisition will be accretive sometime in 2013.

For the full year 2012, we are raising revenue guidance between $30 million and $55 million, which includes revenue from the Redbox kiosks that replace blue kiosks and blue kiosks in operation.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

We have adjusted down our expectations related to the Redbox expansion in Canada for 2012 primarily due to timing related to signing retailers in Canada that moved the kiosk installation schedule, reducing the number of kiosks we expect to install in 2012.

The impact of the economy and foreign currency exchange rates on our Coin business in the U.K. have also been factored into our guidance, bringing our expected range for Coin revenue down $10 million.

For 2012 full year guidance, we expect:

•	Consolidated revenue between $2.21 billion and $2.31 billion, including

•	Redbox revenue between $1.915 billion and $2 billion, including the Redbox replacement kiosks and the blue kiosks

•	Coin revenue between $290 million and $300 million

•	New Ventures revenue between $5 million and $10 million

•	Core adjusted EBITDA from continuing operations of $480 million to $505 million

•	Core EPS from continuing operations between $4.60 and $4.90 on a fully diluted basis. This is based on a weighted average share count between 32.9 million and 33.6 million

•	CAPEX of $270 million to $290 million, including

•	For Redbox, CAPEX of $160 million to $170 million, including

•	$153 million to $161 million for 6,500 to 8,500 net new Redbox kiosks, including the 2,500 to 2,900 blue kiosks we plan to replace by the end of the year

•	Maintenance CAPEX of $7 million to $9 million

•	For Coin, CAPEX of $25 million to $30 million, including

•	$19 million to $22 million for 50 to 150 net new kiosks primarily for Coin’s Safeway installations in Canada

•	$6 million to $8 million for maintenance

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

•	Corporate / Other CAPEX of $85 million to $90 million, including

•	10% to 15% allocated for up to 650 New Ventures kiosks by the end of the year

•	Free cash flow from continuing operations of $140 million to $165 million

•	Estimated effective tax rate of 40%

Non-core adjustments net of tax for the full year 2012 include:

•	Advisor fees of approximately $2 million related to the NCR agreement that closed on June 22, 2012

•	One-time gain in Q1 of approximately $12 million related to the license of the Redbox trademark to Redbox Instant by Verizon

•	Our share of the start-up losses of Redbox Instant by Verizon of approximately $18 million

We expect same store sales comps for our Redbox business to continue in double digits for Q3, benefiting from the price increase we implemented on October 31, 2011, while in Q4 comps will be pressured as we begin to lap the price increase. The blue kiosks are not included in comps since we will not have been operating them for at least 13 months. Our Coin business should continue in the low single digits.

For Q3 of 2012 we expect:

•	Consolidated revenue between $550 million and $575 million

•	Core adjusted EBITDA from continuing operations between $121 million and $131 million

•	Core EPS from continuing operations between $1.09 and $1.24 on a fully diluted basis

Non-core adjustments net of tax for Q3 include:

•	Our share of the start-up losses of Redbox Instant by Verizon of approximately $4 million to $6 million

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Summary

Our performance in the second quarter underscores our ability to grow profitably, invest in our future and generate free cash flow. We are committed to driving growth through innovation by investing in our core businesses and our New Ventures. We made significant progress on key initiatives as Redbox began to rollout installations in Canada, Coin launched a pilot with PayPal and we introduced Rubi and our partnership with Seattle’s Best Coffee. We’re excited about Redbox Instant by Verizon and look forward to the launch later in the year.

Our investments in our processes and our infrastructure continue to pay off with increased operating leverage throughout the organization. We’re pleased with our results to date, and look forward to continuing to execute and deliver solid returns for all of our stakeholders.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

APPENDIX A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR Asset Acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA from Continuing Operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2012	2011	2012	2011
Income from continuing operations	$36,875	$31,461	$90,571	$46,303
Depreciation, amortization and other	43,629	35,490	84,420	70,134
Interest expense, net	3,027	6,156	7,141	13,462
Income taxes	24,775	20,110	60,447	29,371
Share-based payments expense (1)	5,938	5,453	14,730	8,493

Adjusted EBITDA from continuing operations	114,244	98,670	257,309	167,763
Non-core adjustments:
Deal fees	2,012	48	3,215	216
Loss from equity method investments	5,044	458	9,385	608
Gain on formation of Redox Instant by Verizon	—	—	(19,500)	—

Core Adjusted EBITDA from continuing operations	$121,300	$99,176	$250,409	$168,587

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Coinstar, Inc. 2012 Second Quarter Earnings

July 26, 2012

Prepared Remarks from CEO Paul Davis and CFO J. Scott Di Valerio

Core Diluted EPS from Continuing Operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Diluted EPS from continuing operations	$1.11	$0.98	$2.75	$1.44
Non-core adjustments, net of tax:(1)
Deal fees	0.04	—	0.06	—
Loss from equity method investments	0.10	0.01	0.17	0.01
Gain on formation of Redbox Instant by Verizon	—	—	(0.36)	—

Core diluted EPS from continuing operations	$1.25	$0.99	$2.62	$1.45

(1)	Non-Core adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow from Continuing Operations

Our non-GAAP financial measure free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash provided by operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2012	2011	2012	2011
Net cash provided by operating activities	$139,303	$111,865	$194,221	$171,860
Purchase of property and equipment	(38,694)	(49,405)	(76,701)	(87,877)

Free cash flow from continuing operations	$100,609	$62,460	$117,520	$83,983